EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of WPX Energy, Inc. (“WPX”) and RKI Exploration & Production, LLC (“RKI”), and has been adjusted to reflect the following:

•
The acquisition of RKI through the merger of a WPX subsidiary and RKI, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of WPX common stock and approximately $2.28 billion in cash (the “Acquisition”). The cash consideration is subject to closing adjustments and will also be reduced by our assumption of $400 million of aggregate principal amount of RKI’s senior notes and any amounts outstanding under RKI’s revolving credit facility.

•
Adjustments to RKI’s historical information to remove the effect of RKI’s assets in the Powder River Basin and certain other assets outside the Delaware Basin. In connection with the Acquisition, RKI contributed its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which were distributed to RKI’s equity holders in connection with the Acquisition. We refer to the contribution of such assets herein as the “RKI Dispositions.”

•
Impact of concurrent offerings subsequent to June 30, 2015 by WPX of $1.0 billion aggregate principal amount of senior notes, 30 million shares of common stock resulting in gross proceeds of $303 million, 7 million shares of mandatory convertible preferred stock resulting in gross proceeds of $350 million and borrowings under our revolving credit facility and the repayment of RKI debt with a portion of the proceeds therefrom (collectively, the “Financing Transactions”).

Certain of RKI’s historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 gives effect to the Acquisition, the RKI Dispositions and the Financing Transactions as if they had occurred on June 30, 2015. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and 2014 and the year ended December 31, 2014 both give effect to the Acquisition, RKI Dispositions and Financing Transactions as if they had occurred on January 1, 2014.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, RKI Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the RKI Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.
The following unaudited pro forma condensed combined financial information should be read in conjunction with WPX’s and RKI’s consolidated financial statements and related notes. WPX financial statements and notes are included in WPX’s Annual Report on Form 10-K for the year ended December 31, 2014 and WPX’s Quarterly Report on Form 10-Q for the six months ended June 30, 2015. The audited consolidated financial statements of RKI and its subsidiaries comprised of the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the consolidated financial statements were previously included in a Form 8-K filed on July 14, 2015. The unaudited condensed consolidated financial statements of RKI and its subsidiaries comprised of the condensed consolidated balance sheets as of June 30, 2015 and December 31, 2014, and the related condensed consolidated statements of income, members’ equity and cash flows for the six months ended June 30, 2015 and 2014, and the related notes to the unaudited condensed consolidated financial statements are included as as Exhibit 99.1 of this filing.

WPX Energy, Inc.
Pro Forma Condensed Combined Balance Sheet
As of June 30, 2015
(Unaudited)

	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
Assets	(Millions)
Current assets:
Cash and cash equivalents	$317	$46	$(44)	$(1,226)	(a)	$1,653	(e)	$97
						(1,040)	(f)
						(84)	(h)
						475	(i)
Accounts receivable, net of allowance	280	70	—	—		—		350
Derivative assets	260	36	—	—		—		296
Inventories	48	20	(7)	—		—		61
Margin deposits	7	—	—	—		—		7
Assets classified as held for sale	127	—	—	—		—		127
Other	28	3	(1)	—		—		30
Total current assets	1,067	175	(52)	(1,226)		1,004		968
Properties and equipment (successful efforts method of accounting)	12,158	2,683	(888)	1,731	(a)	—		15,684
				(353)	(b)			(353)
Less – accumulated depreciation, depletion and amortization	(5,340)	(487)	134	353	(b)	—		(5,340)
Properties and equipment, net	6,818	2,196	(754)	1,731		—		9,991
Goodwill	—	—	—	96	(a)	—		96
Derivative assets	32	6	—	—		—		38
Other noncurrent assets	45	18	—	—		23	(h)	86
Total assets	$7,962	$2,395	$(806)	$601		$1,027		$11,179
Liabilities and Equity
Current liabilities:
Accounts payable	$339	$110	$—	$—		$—		$449
Accrued and other current liabilities	169	59	(9)	—		—		219
Liabilities associated with assets held for sale	47	—	—	—		—		47
Deferred income taxes	149	13	—	—		—		162
Derivative liabilities	26	—	—	—		—		26
Total current liabilities	730	182	(9)	—		—		903
Deferred income taxes	611	82	33	598	(a)	(31)	(g)	1,293
Long-term debt	2,000	985	—			1,000	(e)	3,475
						(985)	(f)
						475	(i)
Derivative liabilities	5	—	—	—		—		5
Asset retirement obligations	208	23	(3)	3	(a)	—		231
Other noncurrent liabilities	41	—	—	—		—		41
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	—		350	(e)	339
						(11)	(h)
Common stock	2	—	—	—		—		2
Additional paid-in-capital	5,572	923	—	(923)	(c)	303	(e)	6,160
				296	(d)	(11)	(h)
Accumulated deficit	(1,207)	200	(827)	627	(c)	(63)	(g)	(1,270)
Total stockholders’ equity	4,367	1,123	(827)	—		568		5,231
Total liabilities and equity	$7,962	$2,395	$(806)	$601		$1,027		$11,179

WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Six Months Ended June 30, 2015
	WPX Energy, Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$294	$17	$(1)	$—		$—		$310
Oil and condensate sales	262	162	(75)	—		—		349
Natural gas liquid sales	48	4	—	—		—		52
Total product revenues	604	183	(76)	—		—		711
Gas management	215	—	—	—		—		215
Net gain (loss) on derivatives	34	8	—	—		—		42
Other	3	—	—	—		—		3
Total revenues	856	191	(76)	—		—		971
Costs and expenses:
Lease and facility operating	108	50	(23)	—		—		135
Gathering, processing and transportation	142	4	—	—		—		146
Taxes other than income	41	16	(9)	—		—		48
Gas management, including charges for unutilized pipeline capacity	168	—	—	—		—		168
Exploration	13	5	(5)	—		—		13
Depreciation, depletion and amortization	443	129	(59)	(13)	(j)	—		500
Net (gain) loss on sales of assets	(278)	—	—	—		—		(278)
General and administrative	127	26	(7)	—		—		146
Other—net	31	1	(1)	—		—		31
Total costs and expenses	795	231	(104)	(13)		—		909
Operating income (loss)	61	(40)	28	13		—		62
Interest expense	(65)	(22)	—	—		(45)	(l)	(110)
						22	(m)
Investment income and other	2	—	—	—		—		2
Income (loss) from continuing operations before income taxes	(2)	(62)	28	13		(23)		(46)
Provision (benefit) for income taxes	(1)	(23)	10	5	(n)	(8)	(n)	(17)
Income (loss) from continuing operations	(1)	(39)	18	8		(15)		(29)
Less: Dividends from preferred stock	—	—	—	—		(11)	(o)	(11)
Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	(1)	(39)	18	8		(26)		(40)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)							$(0.14)
Weighted-average shares (millions)	204.6			40.0	(k)	30.0	(p)	274.6
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)							$(0.14)
Weighted-average shares (millions)	204.6			40.0	(k)	30.0	(p)	274.6

WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Six Months Ended June 30, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$579	$37	$(5)	$—		$—		$611
Oil and condensate sales	343	183	(69)	—		—		457
Natural gas liquid sales	115	24	(5)	—		—		134
Total product revenues	1,037	244	(79)	—		—		1,202
Gas management	792	—	—	—		—		792
Net gain (loss) on derivatives	(212)	(31)	—	—		—		(243)
Other	4	—	—	—		—		4
Total revenues	1,621	213	(79)	—		—		1,755
Costs and expenses:
Lease and facility operating	119	34	(11)	—		—		142
Gathering, processing and transportation	167	2	—	—		—		169
Taxes other than income	68	22	(10)	—		—		80
Gas management, including charges for unutilized pipeline capacity	624	—	—	—		—		624
Exploration	69	13	(13)	—		—		69
Depreciation, depletion and amortization	395	92	(34)	(9)	(j)	—		444
Loss on sale of working interests in the Piceance Basin	195	—	—	—		—		195
Net (gain) loss on sales of assets	—	(47)	44	—		—		(3)
General and administrative	137	20	(6)	—		—		151
Other—net	3	—	—	—		—		3
Total costs and expenses	1,777	136	(30)	(9)		—		1,874
Operating income (loss)	(156)	77	(49)	9		—		(119)
Interest expense	(57)	(20)	—	—		(45)	(l)	(102)
						20	(m)
Income (loss) from continuing operations before income taxes	(213)	57	(49)	9		(25)		(221)
Provision (benefit) for income taxes	(69)	21	(18)	3	(n)	(9)	(n)	(72)
Income (loss) from continuing operations	(144)	36	(31)	6		(16)		(149)
Less: Dividends from preferred stock	—	—	—	—		(11)	(o)	(11)
Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	(144)	36	(31)	6		(27)		(160)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.71)							$(0.59)
Weighted-average shares (millions)	202.1			40.0	(k)	30.0	(p)	272.1
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.71)							$(0.59)
Weighted-average shares (millions)	202.1			40.0	(k)	30.0	(p)	272.1

WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Year Ended December 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$1,002	$68	$(8)	$—		$—		$1,062
Oil and condensate sales	724	402	(167)	—		—		959
Natural gas liquid sales	205	44	(7)	—		—		242
Total product revenues	1,931	514	(182)	—		—		2,263
Gas management	1,120	—	—	—		—		1,120
Net gain (loss) on derivatives	434	81	(31)	—		—		484
Other	8	1	(1)	—		—		8
Total revenues	3,493	596	(214)	—		—		3,875
Costs and expenses:
Lease and facility operating	244	81	(28)	—		—		297
Gathering, processing and transportation	328	6	—	—		—		334
Taxes other than income	126	47	(24)	—		—		149
Gas management, including charges for unutilized pipeline capacity	987	—	—	—		—		987
Exploration	173	20	(19)	—		—		174
Depreciation, depletion and amortization	810	214	(90)	(20)	(j)	—		914
Impairment of producing properties and costs of acquired unproved reserves	20	—	—	—		—		20
Loss on sale of working interests in the Piceance Basin	196	—	—	—		—		196
Net (gain) loss on sales of assets	—	(130)	130	—		—		—
General and administrative	271	52	(15)	—		—		308
Other—net	12	—	—	—		—		12
Total costs and expenses	3,167	290	(46)	(20)		—		3,391
Operating income (loss)	326	306	(168)	20		—		484
Interest expense	(123)	(40)	13	—		(91)	(l)	(214)
						27	(m)
Investment income and other	1	—	—	—		—		1
Income (loss) from continuing operations before income taxes	204	266	(155)	20		(64)		271
Provision (benefit) for income taxes	75	96	(56)	7	(n)	(23)	(n)	99
Income (loss) from continuing operations	129	170	(99)	13		(41)		172
Less: Dividends from preferred stock	—	—	—	—		(22)	(o)	(22)
Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	129	170	(99)	13		(63)		150
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.63							$0.55
Weighted-average shares (millions)	202.7			40.0	(k)	30.0	(p)	272.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.62							$0.54
Weighted-average shares (millions)	206.3			40.0	(k)	30.0	(p)	276.3

WPX Energy, Inc.
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet
RKI Dispositions
In connection with the Acquisition, RKI contributed its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which were distributed to RKI’s equity holders in connection with the Acquisition. We refer to the contribution of such assets herein as the “RKI Dispositions.” The pro forma balance sheet assumes the distribution of these assets and certain related liabilities to the RKI subsidiary.
Acquisition Adjustments
The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2015 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates and June 30 balances, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. WPX expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.
The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of the 40 million shares of WPX common stock transferred to RKI’s equity holders, based on WPX’s share price at the date of closing;

•	final working capital and other post-closing adjustments, including amounts outstanding under RKI’s revolving credit facility or any proceeds received from the RKI Dispositions prior to closing;

•
changes in the estimated fair value of RKI’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors; and

•
the tax basis of RKI’s assets and liabilities as of the closing date of the Acquisition as well as the evaluation of our ability to recognize the deferred tax asset for RKI’s federal net operating loss carryovers.

WPX Energy, Inc.
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

The preliminary consideration to be transferred and the fair value of assets acquired and liabilities assumed as of June 30, 2015 are as follows:

Preliminary Purchase Price Allocation
(Millions)
Consideration:
Cash	$1,226
Fair value of WPX common stock issued (1)	296

Total consideration	$1,522
Fair value of liabilities assumed:
Accounts payable	$110
Accrued liabilities	50
Deferred income taxes, current and noncurrent	726
Long-term debt	985
Asset retirement obligation	23

Total liabilities assumed as of June 30, 2015	$1,894
Fair value of assets acquired:
Cash and cash equivalents	$2
Accounts receivable, net	70
Derivative assets, current	36
Derivative assets, noncurrent	6
Inventories	13
Other current assets	2
Properties and equipment, net	3,173
Other noncurrent assets	18

Total assets acquired as of June 30, 2015	$3,320

Goodwill as of June 30, 2015	$96

(1)	Based on 40 million shares of WPX common stock at a closing price as of August 17, 2015 of $8.14 per share, less a 9 percent discount.

The goodwill recognized primarily results from the impact of deferred tax adjustments. The Acquisition is a taxable purchase of RKI’s stock for federal income tax purposes and, consequently, RKI’s basis in its assets and liabilities as well as its net operating loss carryovers will carry over to WPX for federal income tax purposes. Although the usage of such net operating losses will be subject to annual limitation prescribed by Section 382 of the Internal Revenue Code, we do not expect to record a valuation allowance against the associated deferred tax asset. The difference between the purchase price allocated to RKI’s assets and liabilities based on fair value and the tax basis of these assets and liabilities results in additional deferred income tax liability.

WPX Energy, Inc.
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of June 30, 2015 to reflect the acquisition adjustments related to the Acquisition:

(a)
The allocation of the estimated fair value of consideration transferred of $1.23 billion of cash and $296 million of common stock to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$1.23 billion in cash paid to RKI related to the Acquisition;

•	$1.73 billion increase in RKI’s book basis of property, plant and equipment to reflect them at fair value;

•	$96 million of goodwill associated with the transaction;

•	a net $598 million increase in deferred tax liabilities associated with the transaction, including a valuation allowance on certain RKI deferred tax assets related to state net operating losses; and

•	a $3 million increase in RKI’s asset retirement obligations to reflect them at fair value.

(b)	Reflects the elimination of RKI’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances against gross properties and equipment.

(c)	Reflects the elimination of RKI’s historical equity balances in accordance with the acquisition method of accounting.

(d)	Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to the RKI equity holders to effect the transaction.
Financing Adjustments
The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

(e)
Represents $1.653 billion in cash received through concurrent offerings subsequent to June 30, 2015 of $1.0 billion of senior notes, $303 million of WPX common stock, and $350 million of mandatory convertible preferred stock. The cash received is before fees as described in (h) below.

(f)
Reflects the cash used for repayment of the $585 million outstanding under RKI’s revolving credit facility as of June 30, 2015 and the satisfaction and discharge of RKI’s long-term debt consisting of a principal amount of $400 million and a make-whole premium of $55 million.

(g)
Reflects the expense of the $55 million make-whole premium noted in (f) above and the corresponding tax impact of $20 million. Also included is the expensing of approximately $39 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $11 million.

(h)	Reflects $84 million for the following estimated fees:

•
$23 million comprised of $15 million in debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering and $8 million of fees to amend certain terms of our revolving credit facility;

•	$11 million related to fees associated with the proposed issuance of mandatory convertible preferred stock;

•	$11 million related to fees associated with the proposed issuance of WPX common stock; and

•	$39 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

(i)	Represents $475 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of June 30, 2015.
Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations
RKI Disposition
The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of the Powder River Basin and other properties outside the Delaware Basin from RKI’s consolidated historical financial statements.
Acquisition Adjustments
The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

(j)	Reflects additional DD&A expense resulting from the increased basis of property, plant and equipment acquired.

(k)	Reflects 40 million shares of WPX common stock issued to RKI equity holders as a portion of the consideration for the Acquisition.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.
Financing Adjustments
The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

(l)
Reflects a weighted average interest rate of 7.875 percent in respect to an aggregate of $1.0 billion of senior notes issued as part of the Financing Transactions. Interest expense also assumes a weighted average interest rate of 2.25 percent in respect to $475 million of borrowings on our revolving credit facility. Also included are estimated amortization of debt issuance costs related to the notes offerings. Such costs are amortized over the terms of the associated debt.

(m)	Reflects the elimination of RKI remaining interest expense assuming no outstanding debt for the reporting periods.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

(o)	Reflects dividends on the 6.25 percent mandatory convertible preferred stock issued as part of the Financing Transactions.

(p)
Includes 30 million shares of common stock, reflecting gross proceeds of $303 million at the public offering price of $10.10 per share. For purposes of the calculation of shares for diluted earnings per share, the conversion of mandatory convertible preferred stock under the if-converted method would result in an additional 34.7 million common shares outstanding; however, no adjustment for these shares is reflected in the number of shares used in the diluted earnings per share calculations as they would be antidilutive.